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                                                                                                                 Exhibit  12.2

                              ALABAMA POWER COMPANY


        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2001
                     and the year to date September 30, 2002                                                              Nine
                                                                                                                         Months
                                                                                                                         Ended
                                                                          Year ended December 31,                    September 30,
                                               -----------------------------------------------------------------------------------

                                                    1997          1998       1999         2000              2001           2002
                                                    ----          ----       ----         ----              ----           ----

EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes     $   840,108   $  896,380    $ 903,557     $  962,223      $  925,031     $  836,562

      AFUDC - Debt funds                            4,855        4,664       11,010         20,197           9,569          5,176
                                              -----------   ----------    ---------    -----------      -----------   -----------
         Earnings  as defined                 $   844,963   $  901,044    $ 914,567     $  982,420      $  934,600     $  841,738
                                              ===========   ==========    =========     ==========      ==========     ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                $   169,536   $  194,559    $ 193,968    $  222,530       $  220,627    $  157,006
   Interest on affiliated loans                         0            0            0             0                0           725
   Interest on interim obligations                 22,787       11,012        9,865        10,759           14,638         1,149
   Amort of debt disc, premium  and expense, net    9,657       42,506       11,171        11,668           11,740         9,355
   Other interest charges                          42,381       40,445       39,819        38,661           35,129        24,704
                                              -----------   ----------    ---------    -----------      -----------   -----------
         Fixed charges as defined                 244,361      288,522      254,823       283,618          282,134       192,939
Tax deductible preferred dividends                  1,589        1,236        1,089         1,089            1,089           817
                                              -----------   ----------    ---------    -----------      -----------   -----------
                                                  245,950      289,758      255,912        284,707          283,223      193,756
                                              -----------   ----------    ---------    -----------      -----------   -----------
Non-tax deductible preferred dividends             12,997       13,407       15,375         15,067           14,435       10,198
Ratio of net income before taxes to net income  x   1.538   x    1.563   x    1.585     x    1.602        x   1.623    x   1.622
                                              -----------   ----------    ---------    -----------      -----------   -----------

Pref dividend requirements before income taxes     19,989       20,955       24,369         24,137           23,428       16,541
                                              -----------   ----------    ---------    -----------      -----------   -----------

Fixed charges plus pref dividend requirements  $  265,939  $   310,713  $   280,281      $  308,844      $   306,651   $  210,297
                                               ==========  ===========  ===========      ==========      ===========   ==========





RATIO OF EARNINGS TO FIXED CHARGES  PLUS
  PREFERRED DIVIDEND REQUIREMENTS                  3.18          2.90         3.26            3.18            3.05         4.00
                                                   ====          ====         ====            ====            ====         ====

Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern Electric Generating
       Company.


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